Exhibit VIII


               SECOND SUPPLEMENT TO INVESTMENT AGREEMENT


           SECOND SUPPLEMENT TO INVESTMENT AGREEMENT, dated as of July 2, 1998 (this "Second Supplement"), among Complete Wellness Centers, Inc., a Delaware corporation (the "Company"), Imprimis Investors LLC ("Imprimis") and Wexford Spectrum Investors LLC (together with Imprimis, the
 "Investors").

           WHEREAS, the Company and the Investors are parties to the Investment Agreement, dated as of December 19, 1997, as previously supplemented by the Supplement to Investment Agreement, dated as of January 12, 1998 (such Supplement, the "First Supplement" and such Investment Agreement, as supplemented by the First Supplement, the "Investment Agreement"). Capitalized terms used in this Second Supplement without definition shall have the meanings ascribed to them in the Investment Agreement; and

           WHEREAS, in order to permit the Company to meet certain requirements for the continued listing of the Common Stock on the NASDAQ SmallCap Market, the Company and the Investors desire to restructure the Investors' investment in the Company in the manner provided in this Second Supplement.

           1. The Certificate of Designations, Preferences and Rights providing for the terms of a new series of Senior Convertible Preferred Stock (the "New Preferred Stock") in the form of Exhibit A hereto shall be filed with the Secretary of State of the State of Delaware on the date hereof (the "New Certificate"), the New Certificate having been approved by the Board of Directors of the Company and by the Investors as the holders of all outstanding shares of the Senior Preferred Stock of the Company (the "Old Preferred Stock"). New certificates representing validly issued, fully paid and nonassessable shares of New Preferred Stock with accrued dividends as provided in the New Certificate are being issued to the Investors, with a certificate representing 80,000 shares of the New Preferred Stock being issued to Imprimis and a certificate representing 20,000 shares of New Preferred Stock being issued to Wexford. The Investors shall return to the Company the certificates representing the Old Preferred Stock as originally issued and the Company shall file with the Secretary of State of the State of Delaware a Certificate of Decrease to evidence the decrease to zero the number of authorized shares of the Old Preferred Stock.

           2. The Warrants shall be cancelled and returned to the Company by the Investors.

           3. In consideration of the Investors' agreement to exchange the Old Preferred Stock for the New Preferred Stock as provided for in Section 1 and to cancel the Warrants as provided for in Section 2, an aggregate of 100,000 validly issued, fully paid and nonassessable shares of Common Stock (the "Issued Common Stock") are being issued to the Investors, with a certificate representing 80,000 shares of the Issued Common Stock being issued to Imprimis and a certificate representing 20,000 shares of Issued Common Stock being issued to Wexford.

           4. The Issued Common Stock and the Common Stock issuable upon conversion of the New Preferred Stock as amended by Section 1 (the "Issuable Common Stock"), together with any securities that may be issued in respect thereof, shall constitute "Registrable Securities" for purposes of the Registration Rights Agreement and the Registration Rights Agreement shall be modified to increase the number of "Demand Registrations" for which the Company pays the expenses of the holders of Registrable Securities from two to five.

           5. Matters relating to the issuance and sale of the Issued Common Stock, the exchange of the Old Preferred Stock for the New Preferred Stock and the issuance of the Issuable Common Stock upon conversion thereof and the execution and delivery by the Company of this Second Supplement shall be addressed in an opinion from Epstein Becker & Green, P.C., special counsel to the Company, dated the date hereof and substantially in the form of the opinion of such firm previously provided under the Investment Agreement and otherwise acceptable to the Investors.

           6. The issuance and sale of the Issued Common Stock, the exchange of the Old Preferred Stock for the New Preferred Stock and cancellation of the Warrants shall take place as soon as practicable after execution of this Second Supplement, subject to (a) the delivery by the Company to the Investors of a copy of the New Certificate certified by the Secretary of State of the State of Delaware, (b) the execution and delivery by the Company to the Investors of the certificates representing the Issued Common Stock and the New Preferred Stock, (c) the payment by the Company to the Investors of $25,000 in partial satisfaction of its obligation to reimburse the Investors for the reasonable fees and expenses of their legal counsel under Section 9, (d) the delivery to the Investors of the opinion referenced in Section 5, (e) the delivery by the Investors to the Company of the certificates representing the Old Preferred Stock and the Warrants, and (f) confirmation by the Company, which it hereby makes, that the Company's representations and warranties contained in the Investment Agreement were true and complete in all material respects when given and that, apart from information contained in SEC Reports filed prior to the date hereof or other written information that has been provided by the Company to the Investors prior to the date hereof, there are no matters that would require any material changes to such representations and warranties were they being deemed to be given as of the date hereof, with such representations and warranties deemed to cover as Capital Stock the New Preferred Stock, the Issued Common Stock and the Issuable Common Stock and all information provided by the Company to the Investors since January 12, 1998, including without limitation all SEC Reports, all historical or projected financial information and all information relating to any governmental investigation of or affecting the Company, its practices or its employees. Although the transactions contemplated by this Second Supplement shall be deemed to have occurred as of the date hereof, the delivery by the Company of the certificates pursuant to clause (b), the payment pursuant to clause (c) and the opinion pursuant to clause (d) shall occur not later than July 6, 1998 and the delivery by the Investors of the certificates pursuant to clause (e) shall occur promptly following such delivery by the Company.

           7. Notwithstanding the provision in Section 7 of the First Supplement to the contrary, from and after the date hereof and for so long as any New Preferred Stock remains outstanding, all of the "Negative Covenants" provided for in Section VIII of the Investment Agreement shall be reinstated and remain in full force and effect, except that the exercise of the Company's optional redemption right under the New Preferred Stock shall not be prohibited under Section VIII(E).

           8. The Company shall, as soon as possible, but no later than 30 days after the date hereof and in accordance with its certificate of incorporation and by-laws and any applicable laws or rules, seek to obtain any and all requisite shareholder approval (the "Shareholder Approval") of the increase in its authorized shares of Common Stock to 50,000,000 and the issuance of the Issued Common Stock and the Issuable Common Stock and provide evidence reasonably satisfactory to the Investors that the Shareholder Approval shall have been obtained. The Company shall submit to the Investors for their prior approval copies of the resolutions or written consents pursuant to which the shareholders will evidence the Shareholder Approval and any and all other documents to be sent to shareholders in connection with seeking the Shareholder Approval. Receipt of the Shareholder Approval is not a condition to the transactions contemplated by this Second Supplement and, other than as specifically contemplated by this Second Supplement or by the Amended Certificate, a failure to obtain the Shareholder Approval shall have no effect on the transactions contemplated hereby or the obligations of the Company hereunder.

           9. The Company confirms that it will promptly reimburse the Investors for the reasonable fees and expenses of their legal counsel in connection with this Second Supplement, the transactions contemplated hereby and the discussions between the Company and the Investors through the date hereof arising out of the Investment Agreement.

           10. The Investors agree that, during the period prior to January 3, 1999, the Investors shall take no action with respect to the Company or its affiliates, directors or employees based upon the Investors' allegations of breach of the Investment Agreement or misrepresentations by the Company prior to the date hereof. The Investors hereby agree to waive any claims based on such alleged breaches and misrepresentations in the event that all of the New Preferred Stock is redeemed by the Company within the time frame contemplated by the New Certificate. The Company acknowledges that, by entering into this Second Supplement, the Investors have not waived any rights or claims that they may have relating to any such alleged breaches or misrepresentations other than under the circumstances contemplated by the immediately preceding sentence.

           11. The Investors have acquired and shall hold the New Preferred Stock for their own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof except pursuant to sales registered under the Securities Act of 1933, as amended, or pursuant to an exemption from registration provided thereunder. The Investors and their affiliates agree not to short sell or to write any type of put options against shares of the Common Stock and the Investors and their affiliates represent and warrant that they will not use, directly or indirectly, any use shares of Issuable Common Stock to cover any short sale position or put position in the Common Stock that existed prior to or from the date hereof.

           12. Except as modified pursuant to this Second Supplement, all terms and provision of the Investment Agreement shall remain in full force and effect.

           IN WITNESS WHEREOF, the parties hereto have caused this Second Supplement to be duly executed as of the date first written above.


                                    COMPLETE WELLNESS
                                    CENTERS, INC.

                                    BY /s/ C. Thomas McMillen
                                      -------------------------------
                                      Name:
                                      Title:


                                    IMPRIMIS INVESTORS LLC

                                    BY /s/ Frederick Simon
                                      ------------------------------
                                      Name:  Frederick Simon
                                      Title: SVP


                                    WEXFORD SPECTRUM
                                    INVESTORS LLC

                                    BY /s/ Frederick Simon
                                      ------------------------------
                                      Name:  Frederick Simon
                                      Title: SVP